UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 1, 2016

Avon Products, Inc.

(Exact name of registrant as specified in charter)

New York	1-4881	13-0544597
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

777 Third Avenue

New York, N.Y. 10017-1307

(Address of principal executive offices) (Zip Code)

(212) 282-5000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 1.01	Entry into Material Definitive Agreement.

Investor Rights Agreement

As previously disclosed, on December 17, 2015, Avon Products, Inc., a New York corporation (the “Company”) entered into an Investment Agreement (the “Investment Agreement”) between the Company and Cleveland Apple Investor L.P. (f/k/a/ Cleveland Apple Investor LLC), a Delaware limited partnership (“Cleveland Investor”) (an affiliate of Cerberus Capital Management L.P.), relating to the sale to Cleveland Investor of 435,000 shares of the Company’s newly issued Series C Preferred Stock, par value $1.00 per share (the “Series C Preferred Stock”), for an aggregate purchase price of $435,000,000, or $1,000 per share. The Investment Agreement was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on December 21, 2015.

On March 1, 2016, in connection with the closing of the transactions contemplated by the Investment Agreement (the “Investment”), the Company entered into an Investor Rights Agreement (the “Investor Rights Agreement”) between the Company and Cleveland Investor, pursuant to which the Company reduced the size of the Board of Directors of the Company (the “Board”) from twelve directors to eleven directors and granted Cleveland Investor certain minority rights relating to Board representation and other matters. Pursuant to the Investor Rights Agreement, the Board consists of six incumbent directors of the Company and three new directors appointed by Cleveland Investor (one of whom has been appointed as the Chairman), with two new independent directors to be jointly appointed by the Company and Cleveland Investor. Pursuant to the Series C Certificate of Amendment (as defined below) and the Investor Rights Agreement, Cleveland Investor will continue to be entitled to elect: (i) three directors to the Board, so long as Cleveland Investor continues to beneficially own shares of Series C Preferred Stock and/or shares of common stock that represent, on an as-converted basis, at least 75% of Cleveland Investor’s initial shares of Series C Preferred Stock on an as-converted basis, (ii) two directors to the Board, so long as Cleveland Investor continues to beneficially own shares of Series C Preferred Stock and/or common stock that represent, on an as-converted basis, at least 50% but less than 75% of Cleveland Investor’s initial shares of Series C Preferred Stock on an as-converted basis (the “50% Ownership Requirement”) and (iii) one director to the Board, so long as Cleveland Investor continues to beneficially own shares of Series C Preferred Stock and/or common stock that represent, on an as-converted basis, at least 25% but less than 50% of Cleveland Investor’s initial shares of Series C Preferred Stock on an as-converted basis (the “25% Ownership Requirement”). Until Cleveland Investor no longer meets the 25% Ownership Requirement, subject to certain exceptions and to satisfaction by such director designees of independence and other customary qualifications, Cleveland Investor has the right to have one of its director designees serve on each committee of the Board. The Investor Rights Agreement also contemplates the creation of the new Lead Independent Director of the Board, which will have certain customary rights and responsibilities.

Subject to maintaining certain levels of beneficial ownership of Series C Preferred Stock and/or common stock, Cleveland Investor has consent rights over certain actions taken by the Company, including increasing the size of the Board, reinstating the Company’s quarterly common stock dividend and incurring indebtedness in excess of certain thresholds. Subject to maintaining certain levels of beneficial ownership of Series C Preferred Stock and/or common stock and certain other factors, Cleveland Investor is required to vote its shares of Series C Preferred Stock and common stock in favor of (i) each director nominated to the Board, (ii) the Company’s “say-on-pay” proposal and any other approved equity compensation proposals and (iii) ratification of the Company’s independent registered public accounting firm.

Cleveland Investor and its affiliates are subject to certain standstill restrictions, including that Cleveland Investor and its affiliates are restricted from acquiring additional securities of the Company in excess of the number of shares of Series C Preferred Stock (on an as-converted basis) beneficially owned by Cleveland Investor as of March 1, 2016, subject to certain exceptions. The standstill restrictions will terminate upon the occurrence of certain events, including upon the earlier of the date on which (a) Cleveland Investor no longer meets the 25% Ownership Requirement and (b) the 25% Ownership Requirement remains satisfied (and the 50% Ownership Requirement is not satisfied), no Cleveland Investor designee serves on the Board and Cleveland Investor has irrevocably waived its director nomination and consent rights. Subject to certain exceptions, Cleveland Investor is restricted from transferring the Series C Preferred Stock, Series D Preferred Stock (as defined below) or shares of common stock issued upon conversion of the Series C Preferred Stock (“Conversion Common Stock”) until March 1, 2018.

Pursuant to the Investor Rights Agreement, Cleveland Investor and its affiliates have (i) certain customary registration rights with respect to Series C Preferred Stock, Series D Preferred Stock, Conversion Common Stock and shares of common stock issued pursuant to the terms of the Series C Preferred Stock, Series D Preferred Stock or the Investor Rights Agreement and (ii) certain customary preemptive rights with respect to the issuance of equity securities by the Company.

The foregoing description of the terms of the Investor Rights Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Investor Rights Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Intellectual Property License Agreement

As previously disclosed, on December 17, 2015, the Company entered into a Separation and Investment Agreement (the “Separation Agreement”), among the Company, New Avon LLC (f/k/a C-A NA LLC), a Delaware limited liability company (“New Avon”), and Cleveland NA Investor LLC, a Delaware limited liability company (“Cleveland NA”) (an affiliate of Cerberus Capital Management L.P.), which provides for, among other things, (i) the transfer by the Company of its North America business to New Avon and (ii) the issuance by New Avon to Cleveland NA, and the subscription and purchase by Cleveland NA, of 80.1% of the ownership interests in New Avon for $170,000,000 (the “New Avon Issuance”). The Separation Agreement was filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on December 21, 2015.

On March 1, 2016, in connection with the closing of the transactions contemplated by the Separation Agreement (the “Separation”), the Company entered into an Intellectual Property License Agreement (the “IPLA”) among the Company, Avon International Operations, Inc., a Delaware corporation, Avon NA IP LLC, a Delaware limited liability company, and New Avon pursuant to which the Company granted New Avon a perpetual, irrevocable, royalty-free license, with the ability to sublicense, to certain intellectual property rights that the Company used in the conduct of its North America business prior to the Separation. The IPLA includes quality control provisions obligating New Avon and its sublicensees to remain in compliance with applicable law and quality standards that the Company has provided to New Avon, when marketing products under certain trademarks the Company has licensed to New Avon. The Company also granted New Avon enforcement rights to intellectual property licensed to New Avon in certain circumstances.

The foregoing description of the IPLA does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the IPLA, which is attached hereto as Exhibit 10.2 and is incorporated herein by reference.

Item 2.01	Completion of Acquisition or Disposition of Assets.

The information contained in Item 1.01 is incorporated herein by reference.

On March 1, 2016, the Company completed its transfer of its North America business to New Avon in accordance with the Separation Agreement, which included the transfer of (i) assets primarily related to the Company’s North America business (including approximately $100,000,000 of cash, subject to certain adjustments), (ii) certain assumed liabilities of the Company’s North America business and (iii) the employees of the Company’s North America business. The Company and certain of its subsidiaries entered into the following agreements with New Avon in connection with the closing of the Separation and the establishment of New Avon as a standalone North America operating entity.

•	Transition Services Agreements. The Company and New Avon entered into both a Transition Services Agreement and a Reverse Transition Services Agreement pursuant to which the Company and New Avon will provide each other with certain services, including related to sourcing and supply chain, treasury and financial shared services, human resources, technology, sales, legal and global packaging, for initial service periods of up to 24 months. In connection with these agreements, the Company expects to receive approximately $24 million from New Avon and to pay New Avon approximately $1 million, in each case, in fiscal year 2016.

•	Intellectual Property Agreements. In addition to the IPLA described in Item 1.01, the Company and New Avon entered into a Research and Development Agreement pursuant to which the Company will provide New Avon with certain beauty product development services for an initial term through December 31, 2017. In connection with these agreements, the Company expects to receive approximately $7 million from New Avon in fiscal year 2016.

•	Supply Agreements. The Company, certain of its subsidiaries and New Avon entered into a Manufacturing and Supply Agreement pursuant to which the Company and certain of its subsidiaries, on the one hand, and New Avon, on the other hand, will manufacture and supply certain products to each other for an initial term through December 31, 2018. The Company and New Avon also entered into a Joint Procurement Sourcing Agreement pursuant to which the Company and New Avon will work together to preserve and enhance volume pricing discount arrangements with suppliers and other counterparties of both the Company and New Avon. In connection with these agreements, the Company expects to receive approximately $38 million from New Avon and to pay New Avon approximately $5 million, in each case, in fiscal year 2016.

•	Real Estate Agreements. The Company and New Avon entered into both a Sublease Agreement and a Real Estate License Agreement pursuant to which the Company will provide New Avon space at the Company’s offices in New York, NY and Rye, NY. In connection with these agreements, the Company expects to receive approximately $7 million from New Avon in fiscal year 2016.

Item 3.02	Unregistered Sales of Equity Securities.

The information contained in Item 1.01 and Item 5.03 is incorporated herein by reference.

As described in Item 1.01 and Item 5.03, under the terms of the Investment Agreement, the Company issued and sold shares of Series C Preferred Stock to Cleveland Investor on March 1, 2016. This issuance and sale was exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(a)(2) of the Securities Act. Cleveland Investor represented to the Company, and the Company was satisfied, that it is an “accredited investor” as defined in Rule 501 of the Securities Act and that the Series C Preferred Stock is being acquired for investment purposes and not with a view to, or for sale in connection with, any distribution thereof, and appropriate legends will be affixed to any certificates evidencing the shares of Series C Preferred Stock, Series D Preferred Stock or Conversion Common Stock.

Item 3.03	Material Modification to Rights of Security Holders.

The information contained in Item 1.01 and Item 5.03 is incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information contained in Item 1.01 and Item 2.01 is incorporated herein by reference.

In connection with the Separation and the Investment, on December 16, 2015, each of Douglas R. Conant, V. Ann Hailey, Sara Mathew, Maria Elena Lagomasino, Gary M. Rodkin, and Paula Stern notified the Company of their intention to resign from the Board effective upon the closing of the Separation and the Investment. These notifications were not prompted by any disagreements with the Company, and the resignations became effective as of March 1, 2016.

On March 1, 2016, pursuant to the Investor Rights Agreement, the Board was decreased in size from twelve to eleven members, and is now comprised of six of the Company’s incumbent directors: W. Don Cornwell, Nancy Killefer, Susan J. Kropf, Sheri McCoy, Helen McCluskey and Charles H. Noski; and three directors designated by Cleveland Investor: Chan W. Galbato, Steven F. Mayer and Michael F. Sanford (each Cleveland Investor designee, a “New Director”); with two additional directors to be jointly selected by the Company and Cleveland Investor. Mr. Galbato has been elected as the Chairman of the Board, and Mr. Cornwell has been elected as the Lead Independent Director. The Separation and the Investment were approved by the Board prior to the time any of the New Directors were elected to the Board. Each New Director is expected to be compensated as an independent non-management director in the amounts set forth under “Director Compensation” in the Company’s Proxy Statement on Schedule 14A filed on March 27, 2015.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Certificates of Amendment Classifying the Series C Preferred Stock and the Series D Preferred Stock

On February 26, 2016, the Company filed with the Department of State of the State of New York amendments to its Certificate of Incorporation classifying (i) the Series C Preferred Stock (the “Series C Certificate of Amendment”) and (ii) the Series D Preferred Stock (the “Series D Certificate of Amendment”), in each case, establishing the designation, preferences, privileges and voting powers and relative, participating, optional or other special rights, and any qualifications, limitations and restrictions of the shares of thereof.

The Series C Preferred Stock has a liquidation preference of $1,000 per share. Holders of Series C Preferred Stock are entitled to participate on an as-converted basis in any cash dividends paid to the holders of shares of the Company’s common stock. In addition, cumulative preferred dividends accrue daily on the Series C Preferred Stock and are payable at a rate of 1.25% per quarter (net of any dividends on the Company’s common stock and subject to increase up to a maximum rate of 5.00% per quarter if the Company breaches certain obligations). Except to the extent not otherwise previously paid by the Company, preferred dividends are payable on the seventh anniversary of the issuance date of the Series C Preferred Stock as and when declared by the Board of Directors and at the end of each quarter thereafter. Accrued and unpaid preferred dividends may be paid, at the Company’s option, (i) in cash, (ii) subject to certain conditions, in shares of the Company’s common stock or (iii) upon conversion of shares of Series C Preferred Stock, in shares of the Company’s non-voting, non-convertible Series D Preferred Stock, par value $1.00 per share (the “Series D Preferred Stock”). Any such shares of Series D Preferred Stock issued would have similar preferential rights.

Series C Preferred Stock is convertible at the option of the holders at any time into shares of the Company’s common stock at an initial conversion price of $5.00 per share, which equals an initial conversion rate of 200 shares of the Company’s common stock per share of Series C Preferred Stock, subject to certain anti-dilution adjustments. If at any time the volume weighted average price of the common stock exceeds $10.00 per share (subject to certain anti-dilution adjustments) for a period of 30 consecutive trading days, the Company may cause all of the Series C Preferred Stock to be converted into shares of common stock based on the then applicable conversion price.

Holders of Series C Preferred Stock are entitled to vote generally with the holders of common stock on an as-converted basis. Holders of Series C Preferred Stock will also be entitled to a separate class vote with respect to (i) amendments to the Company’s organizational documents that have an adverse effect on the Series C Preferred Stock, (ii) issuances by the Company of securities that are senior to, or equal in priority with, the Series C Preferred Stock or (iii) the delisting of the Company’s common stock, other than in connection with a change of control event.

Upon certain change of control events involving the Company, holders of Series C Preferred Stock can require the Company to repurchase the Series C Preferred Stock for an amount equal to the greater of (i) an amount in cash equal to 100% of the liquidation preference thereof plus all accrued but unpaid dividends or (ii) the consideration the holders would have received if they had converted their shares of Series C Preferred Stock into common stock immediately prior to the change of control event.

The foregoing description of the Series C Certificate of Amendment and the Series D Certificate of Amendment does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Series C Certificate of Amendment and the Series D Certificate of Amendment, which are attached hereto as Exhibit 3.1 and 3.2, respectively, and are incorporated herein by reference.

By-Laws

On March 1, 2016, the Board amended and restated the Company’s By-Laws (as so amended and restated, the “By-Laws”). In addition to certain technical and conforming changes, the amendments to the By-Laws include the following:

Alignment with Investor Rights Agreement. Article III, Section 5 and Article III, Section 6 have been amended to clarify the rights, duties and responsibilities of the Chairman of the Board and the Lead Independent Director of the Board, respectively. Article III has also been amended to give effect to other provisions in the Investor Rights Agreement, including with respect to the number of directors on the Board. Article XII, Section 4 has been amended to provide for the Company’s obligation to act as the indemnitor of first resort with respect to certain matters for which the Company has indemnification or advancement of expenses obligations to its directors.

Implementation of Proxy Access. Article III, Section 14(b) has been added to the By-Laws to permit a shareholder, or a group of up to 20 shareholders, who owns 3% or more of the Company’s common stock continuously for at least 3 years to nominate and include in the Company’s proxy materials candidates for election as directors of the Company. Such shareholder(s) or group(s) of shareholders may nominate up to the greater of 2 individuals or 20% of the Board, provided that the shareholder(s) and the nominee(s) satisfy the requirements specified in the By-Laws and comply with the other procedural requirements.

At the Company’s 2015 annual meeting of shareholders, shareholders had approved a non-binding shareholder proposal requesting that the Board provide for proxy access. Subsequently, the Company engaged in discussions regarding proxy access with various shareholders, including the proponent of the 2015 proxy access proposal, to gain valuable feedback about the appropriate features and mechanics of a proxy access provision for the Company. The Company believes the proxy access By-Law amendments adopted by the Board reflect such shareholder feedback and are responsive to the 2015 shareholder proposal.

Other Updates. Article V and Article VI have been amended to make clarifications, updates and refinements to certain other provisions, including with respect to the roles and responsibilities of officers, the ownership of shares in non-certificated or certificated form and the transfer of shares.

The foregoing description of the By-Laws does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the By-Laws, which are attached hereto as Exhibit 3.3 and are incorporated herein by reference.

Item 8.01	Other Events.

Certain Events Relating to Company Pension Plan

The information contained in Item 1.01 and Item 2.01 is incorporated herein by reference.

Effective as of 12:00 a.m. on March 1, 2016, the Company created the New Avon LLC Personal Retirement Account Plan (the “New Avon Pension Plan”) and immediately thereafter (and prior to 12:01 a.m. on March 1, 2016) transferred the participation of individuals who are actively employed in the North America business and certain inactive and former employees of the Company from the Avon Products, Inc. Personal Retirement Account Plan (the “Company Pension Plan”) to the New Avon Pension Plan (such transfer, the “Participant Transfer”). Simultaneously with the Participant Transfer, the Company transferred all accrued benefits and benefit liabilities under the Company Pension Plan in respect of individuals subject to the Participant Transfer from the Company Pension Plan to the New Avon Pension Plan (such transfer, the “Benefit Liabilities Transfer”). In connection with the Benefit Liabilities Transfer, the Company has transferred (and will transfer) certain corresponding assets from the Company Pension Plan to the New Avon Pension Plan, with the amount of assets subject to transfer being determined under Section 4044 of Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and Section 414(l) of the Internal Revenue Code of 1986, as amended. As a result of the New Avon Issuance, the New Avon Pension Plan and the liabilities transferred to the New Avon Pension Plan pursuant to the Benefit Liabilities Transfer were transferred outside of the Company’s controlled group for purposes of ERISA. The New Avon Issuance also resulted in the Company ceasing to be a member of the New Avon Pension Plan’s controlled group for purposes of ERISA.

The Participant Transfer reduced the number of active participants in the Company Pension Plan to less than 80% of the number of active participants in the Company Pension Plan on January 1, 2016. Such reduction constitutes a reportable event described in Section 4043(c)(3) of ERISA in respect of the Company Pension Plan. The Benefit Liabilities Transfer resulted in a transfer of more than 3% of the total benefit liabilities under the Company Pension Plan to the New Avon Pension Plan. Such transfer constitutes a reportable event described in Section 4043(c)(12) of ERISA in respect of the Company Pension Plan. The Company ceasing to be a member of the New Avon Pension Plan’s controlled group for purposes of ERISA would constitute a reportable event described under Section 4043(c)(9) of ERISA.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit 3.1	Certificate of Amendment for Series C Preferred Stock of the Company.

Exhibit 3.2	Certificate of Amendment for Series D Preferred Stock of the Company.

Exhibit 3.3	By-Laws of Avon Products, Inc.

Exhibit 10.1	Investor Rights Agreement, dated as of March 1, 2016, between Avon Products, Inc. and Cleveland Apple Investor L.P.

Exhibit 10.2	Intellectual Property License Agreement, dated as of March 1, 2016, among Avon Products, Inc., Avon International Operations, Inc., Avon NA IP LLC and New Avon LLC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVON PRODUCTS, INC.
(Registrant)

By:	/s/ James S. Scully
Name:	James S. Scully
Title:	Executive Vice President, Chief Operating Officer and Chief Financial Officer

Date: March 7, 2016

EXHIBIT INDEX

Exhibit No.	Description

Exhibit 3.1	Certificate of Amendment for Series C Preferred Stock of the Company.

Exhibit 3.2	Certificate of Amendment for Series D Preferred Stock of the Company.

Exhibit 3.3	By-Laws of Avon Products, Inc.

Exhibit 10.1	Investor Rights Agreement, dated as of March 1, 2016, between Avon Products, Inc. and Cleveland Apple Investor L.P.

Exhibit 10.2	Intellectual Property License Agreement, dated as of March 1, 2016, among Avon Products, Inc., Avon International Operations, Inc., Avon NA IP LLC and New Avon LLC.